Exhibit 99.1

Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	News Release
	For Immediate Release		Date: July 30, 2003
	Media Contact:	Misti Garffie	1-913-327-4257	mgarffie@euronetworldwide.com

	Investor Relations (U.S.):	IR Dept	1-913-327-4200	investor@euronetworldwide.com

Euronet Worldwide Reports $48.1 Million in Revenues and $5.9 Million in

EBITDA for Second Quarter 2003

LEAWOOD, KANSAS, USA—July 30, 2003—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading electronic payments provider, announced consolidated revenues of $48.1 million for the second quarter 2003. This compares to $17.5 million for the second quarter 2002. Consolidated operating income for the quarter was $2.8 million, compared to $1.0 million for the second quarter 2002. EBITDA (earnings before interest, taxes, depreciation and amortization) was $5.9 million for second quarter 2003 compared to $3.1 million for the second quarter 2002.

Net loss for the second quarter 2003 was $2.8 million, or ($0.10) per share. The second quarter 2003 net loss included a foreign exchange translation loss of $3.1 million. Excluding the effects of the foreign exchange loss, the second quarter’s net earnings per share would be $0.01, or $0.3 million.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, that are incremental to the baseline of the business or that are non-operational in nature. Generally, these items include gains/(losses) associated with the sale of business assets/operations, market development costs, foreign exchange translations and other similar items. Management believes the exclusion of these items provide a better basis for evaluating the underlying business unit performance.

The EFT Processing Segment posted second quarter 2003 revenues of $12.2 million, EBITDA of $3.1 million and operating income of $1.2 million. In the second quarter 2002, the EFT Processing Segment reported revenues of $12.9 million, EBITDA of $3.5 million and operating income of $1.6 million. The decreases in operating results over the second quarter 2002 reflect the January 2003 sale of the Segment’s U.K. ATM network, partially offset by business growth and expense management over the past year. If the U.K. ATM network operations were excluded and the benefits of the related outsourcing agreement were included, the second quarter revenues would have increased $2.3 million and the operating income would have decreased $0.1 million over the second quarter 2002 revenue and operating income, respectively. Operating income in the second quarter 2003 includes expenses of $0.5 million related to the Segment’s efforts in developing the Asia-Pacific markets, notably India. The EFT Processing Segment processed 27.1 million transactions in the second quarter 2003 compared to 18.7 million transactions for the same period last year. The Segment completed the quarter with 3,120 ATMs owned and/or operated as compared to 2,840 ATMs at the end of the second quarter 2002. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, the U.K., Greece, Kosovo, Slovakia, Egypt and India.

The Prepaid Processing Segment reported second quarter 2003 revenues of $32.2 million, EBITDA of $3.7 million and operating income of $2.7 million. Depreciation and amortization included $0.5 million for amortization of intangible assets assigned for e-pay acquisition related purchase accounting. Included in the Prepaid Processing Segment’s operating income is approximately $0.2 million related to costs necessary to enter the prepaid transaction processing markets in Poland and the U.S. Excluding these market development costs, the Prepaid Processing Segment’s operating income and EBITDA from the acquired e-pay would have been

$2.9 million and $3.9 million, respectively. Total transactions processed in the second quarter 2003 were 22.8 million. e-pay processes electronic prepaid transactions at more than 50,000 point-of-sale terminals located in the U.K., Australia, Malaysia and New Zealand.

For comparative purposes, if e-pay’s January pre-acquisition results were included in the first quarter 2003 and if the new market development costs were excluded for the second quarter 2003, e-pay’s second quarter 2003 revenues and operating income would have each grown 20% over the first quarter 2003.

The Software Solutions Segment reported $3.8 million in revenues compared to $4.6 million in revenues for second quarter 2002. Second quarter 2002 revenues included $1.6 million in revenues from the Alltel Information Services licensing agreement. Software backlog at June 30, 2003 was $4.9 million compared to $4.3 million at March 31, 2003. Operating income for the Software Solutions Segment was $0.4 million for the second quarter 2003 as compared to $0.5 million for second quarter 2002.

The Corporate and Other Segment had $1.5 million of expenses in second quarter 2003, unchanged from the first quarter 2003.

In the second quarter 2003, Euronet continued to experience strong growth in total transactions processed. When combining all segments, in the second quarter 2003 Euronet processed 49.9 million transactions compared to 18.7 million transactions in the second quarter 2002. This increase is attributable to continued growth in the EFT Processing Segment combined with the addition of e-pay to the consolidated group.

Interest expense for the second quarter 2003 was $1.9 million compared to $1.6 million for the first quarter 2003. The increase was due to a full quarter of e-pay acquisition debt together with higher debt balances resulting from the impacts of the weakening U.S. dollar to both the euro and the British pound sterling.

The Company’s unrestricted cash balance was $13.1 million as of June 30, 2003, compared to $13.9 million at March 31, 2003. Restricted cash of $45.3 million at June 30, 2003 includes $40.5 million of cash held in trust and/or cash held on behalf of others in connection with the administration of the customer collection activities in the Prepaid Processing Segment.

The Company’s total debt, including capital lease obligations, at June 30, 2003 was $71.8 million compared to $70.9 million at March 31, 2003. During the quarter, total debt increased $3.5 million as a result of the U.S. dollar weakening against the euro and the British pound sterling and decreased due to net repayments of debt totaling $2.6 million.

Capital expenditures during the quarter totaled $1.3 million.

In February 2003, the Company provided an estimate of its earnings per share for the full year 2003, and it reaffirmed that guidance in April 2003. The Company is updating that guidance, and estimates earnings per share for the full year 2003 to be in the range of $0.10 to $0.13 excluding the effects of foreign exchange gains and losses and the sale of the Company’s U.K. ATM network in January 2003. The principal factors affecting the year’s results include slower than expected implementation of contracts and delays in signing outsourcing contracts in the EFT Processing Segment, expenses for new market development in the Prepaid Processing Segment, increases in interest expense due to foreign exchange fluctuations and income taxes resulting from a change in the mix of earnings among countries. These risks and other risks are set forth in Euronet’s periodic filings with the SEC, including its Form 10-K for the period ending December 31, 2002 and its Form 10-Q for the period ending March 31, 2003.

Euronet Worldwide will host an analyst conference call on Wednesday, July 30, 2003, at 10:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/CEPage.asp?ID=84246. Participants should go to the web site at least fifteen minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via phone. To dial in for the replay, the call-in number is 877-660-6853(USA) or 1-201-612-7415 (non-USA). The account number, 1628 and the confirmation number, 71637, are both required for the replay. The call replay will be available for two weeks. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic top-up services to financial institutions, mobile operators and retailers. These solutions enable our clients’ customers to access personal financial information and to perform secure payment transactions-any time, any place. Euronet operates the largest independent pan-European ATM network, and is a leading provider of electronic distribution service, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 50,000 points of sale across 18,000 retailers in Europe, Australia and the U.S. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest and London, Euronet serves clients in more than 60 countries. Visit our web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the Company’s or management’s intentions, expectations, or are predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company’s business. These risks and other risks are described in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Q for the quarter ended March 31, 200, and its Form 10-K for the year ended December 31, 2002. Copies of these filings may be obtained by contacting the Company or the SEC.

Reconciliation Of Net Income To EBITDA By Segment

Unaudited

(in millions, except per share data)

	Q2 2003			Q2 2002
	EFT Processing	Prepaid Processing	Consolidated	EFT Processing	Prepaid Processing	Consolidated
Net income	$0.6	$2.7	$(2.8)	$1.1	N/A	$(4.7)
Add: Income tax expense	0.4	0.5	0.9	0.3	N/A	0.3
Add: Loss on early retirement of debt	—	—	—	—	N/A	0.2
Add: Interest expense	0.2	—	1.9	0.3	N/A	1.7
Add: Foreign exchange loss	—	—	3.1	—	N/A	3.8
Less: Income from unconsolidated investee companies	0	(0.1)	(0.1)	—	N/A	—
Less: Interest income	—	(0.3)	(0.3)	—	N/A	(0.1)
Less: Income from discontinued operations, net of tax	—	—	—	(0.2)	N/A	(0.2)
Add: Depreciation and amortization	1.9	0.9	3.1	2.0	N/A	2.1

Rounding	—	—	0.1	—	—	—
Earnings before interest, taxes, depreciation and amortization (EBITDA):	$3.1	$3.7	$5.9	$3.5	N/A	$3.1

Note: Management believes EBITDA is an important measure of the Company’s current performance of business units without consideration of the depreciation and amortization of historical capital expenditures, which do not have a current period cash effect and are not a measurement of the transactional performance of continuing operations.

Reconciliation of Net Income Excluding FX and Gain on Sale

Unaudited

(in millions, except per share data)

	Q2 2003		Q1 2003
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$(2.8)	$(0.10)	$15.4	$0.57
Add: Foreign exchange loss	3.1	0.12	1.8	0.07
Less: Gain on sale – U.K. ATM Network	—	—	(18.0)	(0.67)
Rounding	—	(0.01)	$0.1	—

Net (loss)/income before foreign exchange and gain on sale of U.K. ATM network	$0.3	$0.01	$(0.7)	$(0.03)

Note: Management believes the exclusion of (1) foreign exchange translation adjustments and (2) a one-time gain on sale of the U.K. ATM network provides a better basis for evaluating the underlying business unit performance.

GAAP Q2 to Q1 Reconciliation and Comparison of Full Quarter Results for the Prepaid Processing Segment

Excluding Start Up Costs in Poland and USA

Unaudited

(in millions)

	Q2 2003		Q1 2003
	Revenue	Operating Profit	Revenue	Operating Profit
Results as reported for quarter	$32.2	$2.7	$17.4	$1.5
Add: January results, after “pro-forma” amortization of intangible assets of $0.15	—	—	9.4	1.0
Add: Start up costs for Poland and USA	—	0.2	—	—
Rounding	—	0.1	—	—

Results for quarter excluding start up business costs in PO and USA	$32.2	$3.0	$26.8	$2.5

Percentage change over prior quarter:	20%	20%

Note: Management believes that full quarter comparative financial information provides a better measure of the incremental change in the Company’s performance between quarters given that the Q1 2003 income statement included only two months of revenue and expense for Prepaid Processing solely as a result of the February 2003 acquisition of e-pay.

Reconciliation of EFT Segment Q2 Reported Results to Adjusted Results for the sale of the U.K. ATM Network

Unaudited

(in millions, except per share data)

	Q2 2002
	As Reported	U.K.	Outsourcing Agreement	Q2 Adjusted
Revenue	$12.9	$(3.4)	$0.4	$9.9
Operating Income	$1.6	$(0.7)	$0.4	$1.3

Note: Management believes that results for Q2 2002, excluding the sale of the U.K. ATM network, are more comparable to the results for Q2 2003 because the U.K. ATM network operations are no longer included in current results. The U.K. ATM network was sold in Q1 2003 and the Company signed a five year ATM outsourcing agreement with the buyers.

Euronet Worldwide, Inc.

Consolidated Summary Statements Of Operations

(In thousands, except share and per share data)

	Three Months Ended June 30,
	2003	2002
Revenues:
EFT Processing	$12,169	$12,909
Prepaid Processing	32,192	—
Software Solutions	3,780	4,616

Total revenues	48,141	17,525

Operating expenses:
Direct operating costs	32,134	6,743
Salaries and benefits	7,492	6,162
Selling, general and administrative	2,635	1,565
Depreciation and amortization	3,096	2,102

Total operating expenses	45,357	16,572

Operating income	2,784	953

Other income (expense):
Interest income	273	84
Interest expense	(1,914)	(1,707)
Loss on early retirement of debt	0	(164)
Income from unconsolidated investee companies	97	—
Foreign exchange loss, net	(3,120)	(3,813)

Total other expense	(4,664)	(5,600)

Loss from continuing operations before income taxes and minority interest	(1,880)	(4,647)
Income tax expense	(895)	(262)

Loss from continuing operations before minority interest	(2,775)	(4,909)
Minority Interest	—	21

Loss from continuing operations	(2,775)	(4,888)
Discontinued Operations:
(Loss) Income from operations of discontinued U.S. and France components	(2)	226
Income tax expense	—	(78)

(Loss) Income from discontinued operations	(2)	148
Net loss	(2,777)	(4,740)
Translation adjustment	1,010	1,048

Comprehensive loss	$(1,767)	$(3,692)

Loss from continuing operations after minority interest per share	$(0.10)	$(0.21)
Net loss per share	$(0.10)	$(0.21)
Basic Weighted average number of shares outstanding	26,559,343	23,076,258
Diluted loss from continuing operations per share	$(0.10)	$(0.21)
Diluted net loss per share	$(0.10)	$(0.21)
Diluted weighted average number of shares outstanding	26,559,343	23,076,258

Euronet Worldwide, Inc.

Consolidated Summary Balance Sheets

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$13,080	$12,021
Restricted cash	45,338	4,401
Trade accounts receivable	40,758	8,380
Other current assets	10,348	4,297
Assets held for sale	—	10,767

Total current assets	109,524	39,866
Property, plant, and equipment, net	20,611	21,394
Goodwill & intangible assets, net	78,691	1,834
Other assets, net	3,061	3,465

Total assets	$211,887	$66,559

Liabilities and stockholders’ equity
Current liabilities	$97,460	$16,232
Liabilities held for sale	—	3,537
Obligations under capital leases, excluding current installments	2,820	4,301
Notes payable and other long-term liabilities	72,516	36,318

Total liabilities	172,796	60,388
Stockholders’ equity	39,091	6,171

Total liabilities and stockholders’ equity	$211,887	$66,559